UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2013

DEMAND MEDIA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 394-6400

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2013, Demand Media, Inc. (the “Company”) announced that its board of directors has accepted the resignation of Richard Rosenblatt from his position as Chief Executive Officer of the Company, effective October 31, 2013, and as Chairman and member of the Company’s board of directors, effective immediately. The Company also announced the appointment of Shawn Colo as interim President of the Company, effective immediately, and as interim Chief Executive Officer of the Company, effective October 31, 2013.

The Company further announced the appointment of James Quandt, a director of the Company, as Chairman of the Company’s board of directors effective immediately. Mr. Quandt has served on the board of directors since 2008 and is a member of the board’s compensation committee and audit committee.

Mr. Colo, 41, co-founded the Company in April 2006 and, prior to his appointment as interim President and interim Chief Executive Officer, he served as the Company’s Executive Vice President, Corporate Development. Prior to joining the Company, from 1997 to 2006, Mr. Colo was a principal with Spectrum Equity Investors, a $4 billion media and communications focused private equity firm. He holds a B.S.E. in Civil Engineering and Operations Research from Princeton University. Mr. Colo also sits on the board of directors of KCRW, Southern California’s nationally recognized National Public Radio affiliate.

Mr. Colo is a party to an employment agreement with the Company, dated as of August 31, 2010 (the "Existing Employment Agreement"), the term of which runs through January 25, 2015. In connection with his appointment as interim President and interim Chief Executive Officer (the “Interim Roles”), the Company has entered into a letter agreement modifying the Existing Employment Agreement (the “Letter Agreement”) to provide for a base salary of $60,000 per month and a grant of 10,000 fully vested restricted stock units for each month that Mr. Colo continues to serve in the Interim Roles. Once the board has determined that Mr. Colo has completed his service in the Interim Roles (whether as a result of the hiring of a permanent Chief Executive Officer and/or President or otherwise), the base salary and other terms of the Existing Employment Agreement will once again apply so long as Mr. Colo remains employed by the Company (unless Mr. Colo and the Company otherwise agree); except that if such determination is made prior to April 14, 2014, Mr. Colo will continue to get the base salary and restricted stock unit grants associated with the Interim Roles described above through April 14, 2014 (so long as he remains employed by the Company). Continuation of the increased base salary and restricted stock unit grants over this period would also be reflected in Mr. Colo’s severance in the event that Mr. Colo experienced a termination of employment that qualified for severance under the Existing Employment Agreement prior to April 14, 2014. In connection with his employment with the Company, Mr. Colo has received awards of stock options, restricted stock and restricted stock units under the Company's equity incentive plans from time to time. The Existing Employment Agreement was filed as Exhibit 10.10A to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-168612) filed with the Securities and Exchange Commission on December 21, 2010 and is incorporated by reference herein, and the Letter Agreement will be filed as an exhibit to the Company’s periodic reports under the Securities Exchange Act of 1934, as amended.

Item 7.01	Regulation FD Disclosure

On October 14, 2013, the Company issued a press release announcing the management changes described in Item 5.02 of this Form 8-K. A copy of the Company's press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.
(a)     Exhibits

Exhibit No.	Description
99.1	Demand Media, Inc. Press Release dated October 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2013	DEMAND MEDIA, INC.
	By:	/s/ Matthew Polesetsky
Matthew Polesetsky
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Demand Media, Inc. Press Release dated October 14, 2013.